SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2003

Microtune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31029-40	75-2883117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 Tenth Street, Plano, Texas	75074
(Address of principal executive offices)	(Zip Code)

(972) 673-1600

(Registrant’s telephone number, including area code)

ITEM 5. Other Events.

This Form 8-K is being furnished to report information pursuant to Item 12 — Results of Operations and Financial Condition.

ITEM 12. Results of Operations and Financial Condition.

On June 4, 2003 the Registrant announced that the filing of its annual report on Form 10-K for the year ended December 31, 2002 and its quarterly report on Form 10-Q for the quarter ended March 31, 2003 is anticipated for July 2003. Previously, the Registrant had announced that it would file the reports in mid-June. The internal investigation being conducted by the Audit Committee of the Registrant’s Board of Directors also is expected to be completed in July 2003.

As a result of the restatement of its financial statements, the Registrant had previously estimated its 2001 revenue originally reported as $63.1 million would be reduced by less than 10%, and 2002 revenue originally reported as $67.6 million would be reduced by less than 5%. The Registrant revised those estimates as follows: 2001 revenue is estimated to be reduced by less than 12% and 2002 revenue is estimated to be reduced by less than 5%. As previously reported, cash at the end of March 2003 is approximately $95 million, and there is no long-term debt.

On June 2, 2003, a NASDAQ Listing Qualifications Panel granted the Registrant’s request for a stay in delisting of its securities until June 16, 2003, dependent upon the Registrant’s ability to reach compliance with the NASDAQ listing requirements, including becoming current with its SEC filings. June 16, 2003 was the date submitted previously by the Registrant, and the Registrant cannot meet that date. The Registrant will be requesting additional time for the stay from NASDAQ. However, there can be no assurance that the NASDAQ Listing Qualifications Panel will grant a further stay from delisting. If no further stay is granted, the stock will be delisted. At this time, it is unknown where the stock would trade should the stock be delisted.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microtune, Inc.

By:	/s/ NANCY A. RICHARDSON

Nancy A. Richardson Chief Financial Officer, General Counsel and Secretary

Date: June 5, 2003

EXHIBIT INDEX

Exhibit	Description	Page

99.1	Press release issued related to, among other things, the Registrant’s filing of its Form 10-K for the year ended December 31, 2002 and its Form 10-Q for the three months ended March 31, 2003 in July 2003.	4